Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the unaudited financial statements and related notes thereto contained in Exhibit 99.1 to the Current Report on Form 8-K of SJW Group to which this discussion is attached and the audited financial statements and the notes thereto contained in Exhibit 99.2 to the Current Report on Form 8-K of SJW Group to which this discussion is attached (the “Audited Consolidated Financial Statements”). As used in this “Management’s Discussion and Analysis of Financial Condition and Result of Operations,” the terms “we,” “our,” “us” and the “Company” refer to Connecticut Water Service, Inc., a Connecticut corporation, and do not, unless otherwise specified, include its subsidiaries.

General Information

Proposed Merger with SJW Group

On August 5, 2018, the Company entered into a Second Amended and Restated Agreement and Plan of Merger (the “Revised Merger Agreement”) with SJW Group, a Delaware corporation (“SJW”), and Hydro Sub, Inc., a Connecticut corporation and a direct wholly owned subsidiary of SJW (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of SJW (the “Merger”). Subject to the terms and conditions of the Revised Merger Agreement, at the effective time of the Merger, each outstanding share of our common stock (other than certain cancelled shares) will be automatically converted into the right to receive an amount in cash equal to $70.00 per share, payable without interest. The Revised Merger Agreement amends and restates in its entirety the Amended and Restated Agreement and Plan of Merger (the “First Amended and Restated Merger Agreement”), dated as of May 30, 2018, by and among the Company, SJW and Merger Sub, which amended and restated in its entirety the Agreement and Plan of Merger (the “Original Merger Agreement”), dated as of March 14, 2018, by and among the Company, SJW and Merger Sub.

The Board of Directors approved, adopted and declared advisable and resolved to recommend to the Company’s shareholders the approval of the Revised Merger Agreement and the Merger following a comprehensive review of the transaction.

The Merger is subject to certain customary closing conditions, including, among other things, approval of the Revised Merger Agreement by the Company’s shareholders and regulatory approvals (including the approval of the Connecticut Public Utilities Regulatory Authority (“PURA”) and the Maine Public Utilities Commission (“MPUC”)). The required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), was terminated early on April 27, 2018. On October 15, 2018, the Federal Communications Commission (“FCC”) consented to the joint application for transfer of control filed by the Company and SJW on October 4, 2018 and amended on October 12, 2018, and no further clearance from the FCC is required.

On May 4, 2018, Maine Water filed with the MPUC an application for approval of the Merger. On May 7, 2018, the Company and SJW filed with the PURA a joint application for approval of the Merger. Following the start on May 31, 2018 of a 45-day go-shop process permitted by the First Amended and Restated Merger Agreement, the Company and SJW withdrew their joint PURA application on June 19, 2018, and filed a new joint application on July 18, 2018, following the end of the go-shop process.

On July 20, 2018, the California Public Utilities Commission (“CPUC”) formally issued an Order Instituting Investigation (“Order”) providing that the CPUC will investigate whether the Merger is subject to CPUC approval and the Merger’s anticipated impacts within California. The Order states that the CPUC plans to substantially complete its investigation in a manner sufficiently timely to allow the Merger to go forward by the end of 2018, if appropriate.

The Company and SJW expect the closing of the Merger to occur during the first quarter of 2019.

Regulatory Matters

The rates we charge our water and waste water customers in Connecticut and Maine are established under the jurisdiction of and are approved by PURA and the MPUC, respectively. It is our policy to seek rate relief as necessary to enable us to achieve an adequate rate of return. The allowed returns on equity and allowed returns on rate base of the Company’s subsidiaries, The Connecticut Water Company (“Connecticut Water”), The Heritage Village Water Company (“HVWC”), The Avon Water Company (“Avon Water”) and The Maine Water Company (“Maine Water”) (collectively the “Regulated Companies”) are as follows:

As of September 30, 2018	Allowed Return on Equity	Allowed Return on Rate Base
Connecticut Water	9.75%	7.32%
HVWC (blended water and wastewater rates)	10.10%	7.19%
Avon Water	10.00%	7.79%
Maine Water	9.50%	7.96%

The PURA establishes rates in Connecticut on a company-wide basis while the MPUC approves Maine Water’s rates on a division-by-division basis. Each of Connecticut Water, HVWC, Avon Water and Maine Water are allowed to add surcharges to customers’ bills in order to recover certain costs associated with approved capital projects in between full rate cases, as well as approved surcharges for Water Revenue Adjustments, in Connecticut, as discussed in more detail below. HVWC has not added surcharges to customers’ bills in order to recover certain approved capital projects as of September 30, 2018, however, HVWC, as ordered by PURA, began to utilize Water Revenue Adjustments for water and wastewater as of March 31, 2017.

On January 3, 2018, PURA filed a motion to reopen the most recent rate case decisions for the Company’s Connecticut Regulated Companies to determine what, if any, adjustments to rates are appropriate to account for revisions to tax laws, including corporate tax rates, contained in the Tax Cuts and Jobs Act (“Tax Act”). PURA held a hearing on July 30, 2018 for regulated water companies. As discussed below, Connecticut Water has entered into a settlement agreement with the Connecticut Office of Consumer Counsel (“OCC”), which was approved by PURA, that covers treatment of the Tax Act.

On January 11, 2018, the MPUC issued a notice of investigation to determine the impact of the Tax Act on Maine Water. The investigation will allow the MPUC to determine the specific impact of the Tax Act and whether any rate adjustments are warranted. Following discovery, technical conferences were held on April 19, 2018 and July 17, 2018. In addition to determining the impact of the Tax Act on the justness and reasonableness of Maine Water’s rates, the MPUC will consider whether to issue an accounting order to establish a regulatory liability which defers for future flow-through to ratepayers the impact of the tax changes. During the three months ended September 30, 2018, the Company reversed approximately $100,000 in revenues from Maine Water in anticipation of a rate order from the MPUC that will establish lower rates as a result of the Tax Act.

The Heritage Village Water Company Acquisition

On May 10, 2016, the Company announced that it had reached an agreement to acquire HVWC, pending a vote of HVWC shareholders, approval by PURA and MPUC and the satisfaction of other various closing conditions, pursuant to the terms of Agreement and Plan of Merger dated May 10, 2016 between and among HVWC, the Company, and HAC, Inc., the Company’s wholly-owned Connecticut subsidiary (the “Merger Agreement”). HVWC serves approximately 4,700 water customers in the Towns of Southbury, Middlebury, and Oxford, Connecticut and approximately 3,000 wastewater customers in the Town of Southbury, Connecticut.

The acquisition was executed through a stock-for-stock merger transaction valued at approximately $16.9 million. Holders of HVWC common stock received shares of the Company’s common stock in a tax-free exchange. In addition, the transaction reflected a total enterprise value of HVWC of approximately $21.5 million, with the $16.9 million paid to shareholders in a stock exchange and the assumption by the Company of approximately $4.6 million of debt held by HVWC at the time of the acquisition.

The Company received regulatory approval from MPUC on September 28, 2016 and from PURA on December 5, 2016, to proceed with the transaction. The shareholders of HVWC voted to approve the acquisition at a special meeting of HVWC’ s shareholders held on February 27, 2017.

On February 27, 2017, the Company completed the acquisition of HVWC by completing the merger of the Company’s wholly-owned subsidiary HAC, Inc. with and into HVWC, with HVWC as the surviving corporation, pursuant to the terms of the Merger Agreement and Connecticut corporate law. Upon the effective time of the merger, the holders of HVWC’ s 1,620 issued and outstanding shares of common stock became entitled to receive an aggregate of 300,445 shares of the Company’s common stock in a tax-free exchange, which exchange was commenced promptly by the issuance of a letter of transmittal and related materials by Connecticut Water’s exchange agent.

The Avon Water Company Acquisition

On October 12, 2016, the Company announced that it had reached an agreement to acquire Avon Water, pending a vote of Avon Water shareholders, approval by PURA and the MPUC and the satisfaction of other various closing conditions, pursuant to the terms of that certain Agreement and Plan of Merger dated October 11, 2016 as amended on March 29, 2017 between and among Avon Water, the Company, and WC-A I, Inc., the Company’s wholly-owned Connecticut subsidiary (the “Merger Agreement”). Avon Water serves approximately 4,800 customers in the Farmington Valley communities of Avon, Farmington, and Simsbury, Connecticut.

On February 10, 2017, Connecticut Water received regulatory approval from MPUC and on April 12, 2017, Connecticut Water received regulatory approval from PURA to proceed with the transaction. The shareholders of Avon Water voted to approve the acquisition at a special meeting of Avon Water’s shareholders held on June 16, 2017.

Effective July 1, 2017, the Company completed the acquisition of Avon Water by completing the merger of Connecticut Water’s wholly-owned subsidiary WC-A I, Inc. with and into Avon Water, with Avon Water as the surviving corporation, pursuant to the terms of the Merger Agreement and Connecticut corporate law. Upon the effective time of the merger, the holders of Avon Water’s 122,289 issued and outstanding shares of common stock became entitled to receive the following merger consideration for each share of Avon Water common stock held: (i) a cash payment of $50.11; and (ii) a stock consideration component, consisting of 3.97 shares of the Company’s common stock.

The transaction was completed through a stock-for-stock exchange where Avon Water shareholders received the Company’s common stock valued at approximately $26.9 million, in a tax-free exchange, and a cash payment of $6.1 million for a total payment to shareholders of $33.0 million. The transaction reflects a total enterprise value of approximately $39.1 million, with the $33.0 million paid to shareholders and the assumption by the Company of approximately $6.1 million of debt of Avon Water.

Maine Water Land Sale

On March 11, 2016, Maine Water entered into a purchase and sale agreement with the Coastal Mountains Land Trust, a Maine nonprofit corporation (the “Land Trust”) pursuant to which Maine Water agreed to sell two conservation easements to the Land Trust on approximately 1,300 acres of land located in the towns of Rockport, Camden and Hope, in Knox County, Maine valued in the aggregate at $3.1 million. The land had a book value of approximately $600,000 at September 30, 2018 and December 31, 2017 and is included in “Utility Plant” on the Company’s Consolidated Balance Sheets. The easements and purchase prices are as follows:

1.	Ragged Mountain Mirror Lake Conservation Easement: $1,875,000; and

2.	Grassy Pond conservation Easement: $600,000.

On June 25, 2018, an amendment to the agreement was made to extend closing of the first transaction to September 30, 2018, from June 30, 2018. This amendment also will extend the second closing into 2020. Maine Water will make a $250,000 contribution to the Land Trust upon completion of the closing of the first easement sale. Maine Water also expects to claim a charitable deduction for the $600,000 in excess of the fair market value of the second easement over the $600,000 sale price. The first half of this easement sale, and Maine Water’s related contribution to the Land Trust, was completed in the third quarter of 2018. As a result of the transaction, the Company has recognized $435,000 in net income in the period and has recorded a regulatory liability of $435,000 that will be refunded to customers over a one-year period, beginning January 1, 2019. In addition to the net income recorded as part of the transaction, the Company recorded a $100,000 deferred income tax benefit due to the timing difference related to the cash refund to customers. The total net income benefit recorded by the Company for this transaction was $535,000 presented as $625,000 in gain on real estate transactions offset by $90,000 of donation deduction in the Other line item.

Connecticut Rates

Connecticut Water’s Water Infrastructure Conservation Adjustment (“WICA”) was 0.00% and 8.25% at September 30, 2018 and 2017, respectively. Connecticut Water’s WICA was reset to zero as a result of a rate ruling on the Company’s limited reopener and settlement agreement issued by PURA, as discussed below. As of September 30, 2018 and 2017, respectively, Avon Water’s WICA surcharge was 7.51% and 8.09%. As of September 30, 2018, HVWC has not filed for a WICA surcharge.

On February 6, 2018, Connecticut Water filed a petition with PURA to reopen Connecticut Water’s 2010 rate case proceeding (previously reopened in 2013) for the limited purpose of approving a Settlement Agreement entered into by Connecticut Water and the OCC (the “Agreement”). The Agreement proposes a change in Connecticut Water’s customer rates effective for bills rendered on and after April 1, 2018 made up of the following two components: (1) the revenue requirements associated with a $36.3 million addition to rate base to reflect necessary upgrades to Connecticut Water’s Rockville Water Treatment Plant; and (2) the folding in to base rates of the Company’s present WICA surcharges. In addition, the Agreement provides that:

1.

Upon implementation of new rates under the Agreement, until such time as new rates are adopted in a general rate case, through a temporary modification of the earnings sharing mechanism, Connecticut Water customers will receive one hundred percent of any earnings in excess of levels allowed by law rather than limiting such customer credits to 50% as contemplated by applicable law;

2.	Connecticut Water agrees it will not file for a general increase of Connecticut Water’s base rates to be effective before January 1, 2020;

3.	The pending proceeding initiated by PURA in Docket No. 09-12-11RE03, Application of The Connecticut Water Company for Amended Rates – Federal Tax Cuts and Jobs Act shall be closed; and

4.

Connecticut Water shall continue to make investments in infrastructure replacement consistent with its approved WICA plan. Connecticut Water shall be allowed to continue to pursue recovery of eligible projects through WICA and apply WRA charges as authorized.

PURA issued a Proposed Final Decision on July 6, 2018 that rejected the Agreement, due to the proposed treatment of income tax expense resulting from the Tax Act. The Company and the OCC each filed written exceptions to the draft decision and a hearing was held on a revised settlement agreement submitted from both parties that would include an adjustment to reflect the impacts of the Tax Act but at a lower dollar amount than recommended in the PURA draft decision. On August 15, 2018, PURA issued a final decision that accepted the conditions of the revised settlement agreement. The primary facets of the revised settlement agreement were the revenue requirements associated with the Rockville Water Treatment Plant, discussed above, and the folding of previously approved WICA surcharges into base rates, which reset Connecticut Water’s WICA to zero and resolution of the Company’s obligations related to the Tax Act. Rates were effective retroactive to April 1, 2018.

Since 2013, Connecticut law has authorized a Water Revenue Adjustment (“WRA”) to reconcile actual water revenues with the revenues projected in the last general rate case and allows companies to adjust rates as necessary to recover the revenues approved by PURA in the last general rate case. The WRA removes the financial disincentive for water utilities to develop and implement effective water conservation programs. The WRA allows water companies to defer on the balance sheet, as a regulatory asset or liability, for later collection from or crediting to customers the amount by which actual revenues deviate from the revenues allowed in the most recent general rate proceedings, including WICA proceedings. Additionally, projects eligible for WICA surcharges were expanded to include energy conservation projects, improvements required to comply with streamflow regulations, and improvements to certain acquired systems.

Connecticut Water’s and HVWC’ s allowed revenues for the nine months ended September 30, 2018, as approved by PURA during each company’s most recent general rate case and including subsequently approved WICA surcharges, are approximately $64.9 million. Through normal billing for the nine months ended September 30, 2018, revenue for Connecticut Water and HVWC would have been approximately $58.7 million had the WRA not been implemented. As a result of the implementation of the WRA, Connecticut Water and HVWC recorded $6.2 million in additional revenue for the nine months ended September 30, 2018. Avon Water does not currently have PURA approval to apply the WRA surcharge to its customers’ bills and, therefore, does not currently use the WRA mechanism.

Maine Rates

In Maine, the overall, cumulative Water Infrastructure Charge (“WISC”) for all divisions was 6.80% and 6.47% as of September 30, 2018 and 2017, respectively. The WISC rates for the Biddeford and Saco division were reset to zero with the approval of the general rate increase discussed below.

On June 29, 2017, Maine Water filed for a rate increase in its Biddeford and Saco division. The rate request was for an approximate $1.6 million, or 25.1%, increase in revenues. The rate request was designed to recover higher operating expenses, depreciation and property taxes since Biddeford and Saco’s last rate increase in 2015. Maine Water and the Maine Office of the Public Advocate reached an agreement that increases annual revenue by $1.56 million. The agreement was approved by the MPUC on December 5, 2017, with new rates effective December 1, 2017.

A water revenue adjustment mechanism law in Maine became available to regulated water utilities in Maine on October 15, 2015. Maine Water is currently precluded from seeking new rates in the Biddeford and Saco division due to provisions in the settlement agreement with the MPUC. As the stay-out periods for other divisions expire, Maine Water expects to request usage of this mechanism as Maine Water files rate cases for those divisions.

Critical Accounting Policies and Estimates

The Company maintains its accounting records in accordance with accounting principles generally accepted in the United States of America and as directed by the PURA and the MPUC, to which the Company’s regulated water utility subsidiaries are subject. Significant accounting policies employed by the Company, including the use of estimates, were presented in the Notes to the Audited Consolidated Financial Statements.

Critical accounting policies are those that are the most important to the presentation of the Company’s financial condition and results of operations. The application of such accounting policies requires management’s most difficult, subjective, and complex judgments and involves uncertainties and assumptions. The Company’s most critical accounting policies pertain to public utility regulation related to ASC 980 “Regulated Operations”, revenue recognition (including the WRA), goodwill impairment, income taxes and accounting for pension and other post-retirement benefit plans. Each of these accounting policies and the application of critical accounting policies and estimates were discussed in the Company’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the years ended December 31, 2015, 2016 and 2017 included in Exhibit 99.4 to the Current Report on Form 8-K of SJW Group to which this discussion is attached.

Management must use informed judgments and best estimates to properly apply these critical accounting policies. Because of the uncertainty in these estimates, actual results could differ from estimates used in applying the critical accounting policies. The Company is not aware of any reasonably likely events or circumstances which would result in different amounts being reported that would materially affect its financial condition or results of operations.

Outlook

The Company’s earnings and profitability are primarily dependent upon the sale and distribution of water. The water revenues of Maine Water and Avon Water can be dependent on seasonal weather fluctuations, particularly during the summer months when water demand will vary with rainfall and temperature levels. This risk has been mitigated by Connecticut Water and HVWC with the implementation of the WRA. The Company’s earnings and profitability in future years will also depend upon a number of other factors, such as the ability to control our operating costs, customer growth in the Company’s core regulated water utility businesses, growth in revenues attributable to non-water sales operations, availability and desirability of land no longer needed for water delivery for land sales, and the timing and adequacy of rate relief when requested, from time to time, by our regulated water companies.

The Company expects Net Income from its Water Operations segment to decrease in 2018 over 2017 levels, primarily due to the following factors: the costs associated with the merger with SJW. Partially offsetting these costs, the Company expects accretive effects of the HVWC acquisition, completed on February 27, 2017 and the Avon Water acquisition, completed on July 1, 2017; revenue increases resulting from the recently issued rate increase for Connecticut Water; Biddeford and Saco rate decision issued late in 2017; and increased surcharges related to WISC in Maine and WICA in Connecticut.

The Company believes that the factors described above and those described in detail under the heading “Commitments and Contingencies” below may have significant impact, either alone or in the aggregate, on the Company’s earnings and profitability in fiscal years 2018 and beyond.

Our Use of Non-GAAP Financial Measures

We consider Adjusted Net Income as a key business metric, which is a Non-GAAP financial measure.

We define Adjusted Net Income as Net Income excluding certain material items outside of normal business operations. For this Non-GAAP financial measure, we consider these items to be income or expenses that have not been recorded within the prior two years and are not expected to recur within the next two years. Such items include costs incurred for merger and acquisition activities such as the proposed merger with SJW.

Adjusted Net Income is a supplemental financial measure used by us and by external users of our financial statements and is considered to be an indicator of the operational strength and performance of our business. Adjusted Net Income allows us to assess our performance without regard to the impact of matters that we do not consider indicative of the operating performance of our business.

We use Adjusted Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business. We believe Adjusted Net Income assists our Board of Directors, management and investors in comparing our operating performance on a consistent basis from period to period because they remove the impact of certain material items outside of normal business operations (such as the costs incurred for the proposed merger with SJW) from our operating results.

Despite the importance of this Non-GAAP financial measure in analyzing our business, measuring and determining incentive compensation and otherwise evaluating our operating performance, Adjusted Net Income is not a measurement of financial performance under GAAP, may have limitations as an analytical tool and should not be considered in isolation from, or as an alternative to, Net Income or any other measure of our performance derived in accordance with GAAP. Adjusted Net Income is not a measure of profitability under GAAP.

We also urge you to review the reconciliation of this Non-GAAP financial measure included in the Results of Operations section of this Quarterly Report. To properly and prudently evaluate our business, we encourage you to review the Condensed Consolidated Financial Statements and related notes included elsewhere in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, and to not rely on any single financial measure to evaluate our business. In addition, because the Adjusted Net Income measure is susceptible to varying calculations, such Non-GAAP financial measures may differ from, and may therefore not be comparable to, similarly titled measures used by other companies.

Results of Operations

Three months ended September 30

Net Income for the three months ended September 30, 2018 increased from the same period in the prior year by $2,947,000 to $13,663,000. Earnings per basic average common share were $1.15 and $0.92 during the three months ended September 30, 2018 and 2017, respectively.

This increase is broken down by business segment as follows (in thousands):

Business Segment	September 30, 2018	September 30, 2017	Increase/(Decrease)
Water Operations	$12,568	$10,464	$2,104
Real Estate Transactions	626	—	626
Services and Rentals	469	252	217

Total	$13,663	$10,716	$2,947

Adjusted Net Income

Adjusted Net Income for the three months ended September 30, 2018 and 2017 is as follows (in follows):

	2018	2017	Increase/(Decrease)
Net Income	$13,663	$10,716	$2,947
Merger and Acquisition Costs	2,114	11	2,103

Adjusted Net Income	$15,777	$10,727	$5,050

Non-GAAP Adjusted Net Income for the three months ended September 30, 2018 increased from the same period in the prior year by $5,050,000.

See “Our Use of Non-GAAP Financial Measures” for a discussion of our use of Non-GAAP Adjusted Net Income.

Revenue

Revenue from our regulated customers increased by $4,472,000, or 14.1%, to $36,269,000 for the three months ended September 30, 2018 when compared to the same period in 2017. The primary cause in the increase in revenues related to increased rates at Connecticut Water, which was retroactive to April 1, 2018, and higher WISC surcharges in Maine, as well as the increase in rates, effective December 1, 2017, in the Biddeford and Saco division of Maine Water.

Operation and Maintenance Expense

Operation and Maintenance (“O&M”) expense increased by $504,000, or 4.2%, for the three months ended September 30, 2018 when compared to the same period of 2017. The following table presents the components of O&M expense for the three months ending September 30, 2018 and 2017 (in thousands):

Expense Components	September 30, 2018	September 30, 2017	Increase/ (Decrease)
Purchased Water	$769	$490	$279
Maintenance	1,141	984	157
Medical	882	728	154
Other benefits	197	70	127
Vehicles	506	394	112
Customer	475	407	68
Payroll	4,288	4,229	59
Utility costs	1,196	1,138	58
Property and liability insurance	444	392	52
Pension	488	485	3
Investor relations	91	175	(84)
Outside services	664	1,102	(348)
Other	1,275	1,408	(133)

Total	$12,416	$11,912	$504

The changes in individual items are described below:

•

Purchased water increased primarily due to an increase in rates charged when purchasing water from neighboring utilities in the Unionville division of Connecticut Water in the three months ended September 30, 2018 compared to the three months ended September 30, 2017. Additionally, the Company intentionally used more of its contractually allowed purchased water during the summer months of 2018 rather than ratably throughout the year as was the Company’s practice in years past;

•

Medical costs increased in the three months ended September 30, 2018 compared to the three months ended September 30, 2017 primarily due to an increase in costs associated with claims filed by employees and their families and the costs associated with the administration of the Company’s medical plans;

•

During the three months ended September 30, 2018, the Company saw an increase in Other benefits when compared to the same period in 2017 primarily due to an increase in costs associated with our performance stock plans awarded to certain key members of management, primarily due to the resignation of the Company’s previous Chief Executive Officer in the third quarter of 2017. As a result of the former Chief Executive Officer’s departure, he forfeited previously awarded performance stock awards that had not vested and, in the third quarter of 2017, the Company reversed the expense recognized in previous periods associated with those unvested awards;

•

Customer costs increased in the period ended September 30, 2018 when compared to the same period in 2017 primarily due to an increase in costs associated with collections and bank fees, partially offset by a decrease in costs associated with customer communication;

•	Utility costs increased in the period primarily due to an increase in fuel oil and electrical costs; and

•	Property and liability insurance costs increased primarily due to an increase in the amount of plant covered under our policies.

The increases described above were partially offset by the following decreases to O&M expense:

•	Outside services decreased in the three months ended September 30, 2018 primarily due to a decrease in costs associated with consulting services and temporary outside labor; and

•	Investor relations decreased due to lower costs associated with directors fees, primarily due to timing, and a reduction in costs associated with the Company’s transfer agent.

The Company saw an approximate $322,000, or 7.5%, increase in its Depreciation expense for the three months ended September 30, 2018 compared to the same period in 2017. The increase was primarily due to higher Utility Plant in Service as of September 30, 2018 compared to September 30, 2017, driven by the completion of a large treatment plant in Connecticut in the second quarter of 2017 and continued spending on WICA and WISC projects in Connecticut and Maine, respectively.

The Company had $1,326,000 in above-the-line Income Tax benefits in the three months ended September 30, 2018 compared to a $235,000 expense in the same period of 2017. The Company’s effective income tax rate for the three months ended September 30, 2018 and 2017 was (8.9)% and 2.3%, respectively. The Company’s effective tax rate, excluding discrete items recorded during the three months ended September 30, 2018 and 2017, was 2.7% and 0.1%, respectively. In both 2018 and 2017, these discrete items include adjustments related to uncertain tax positions for the repair deduction in Connecticut and a change in estimate of prior year income taxes. Excluding discrete items, there was an increase in the effective tax rate year over year for the three month period of approximately 2%. The increase in the effective tax rate for this period can be attributed to a lower tax deductible pension contribution deduction in 2018 than in 2017.

Other Income (Deductions), Net of Taxes decreased for the three months ended September 30, 2018 by $1,495,000. The primary driver of this decrease was after-tax costs associated with the announced merger with SJW, which were $2,114,000 in the quarter ending September 30, 2018. Partially offsetting these decreases was an increase in Non-Water Sales earnings and the completion of the first half of a previously announced conservation easement sale in Maine during the three months ended September 30, 2018.

Total Interest and Debt Expense increased by $313,000 in the three months ended September 30, 2018 when compared to the same period in 2017. The increase was primarily due to higher debt balances outstanding and increased borrowing under our lines of credit at September 30, 2018 when compared to September 30, 2017.

Nine months ended September 30

Net Income for the nine months ended September 30, 2018 decreased from the same period in the prior year by $6,037,000 to $17,165,000. Earnings per basic average common share decreased by $0.59 to $1.44 during the nine months ended September 30, 2018.

This decrease in Net Income is broken down by business segment as follows (in thousands):

Business Segment	September 30, 2018	September 30, 2017	Increase/ (Decrease)
Water Operations	$15,242	$22,327	$(7,085)
Real Estate Transactions	626	33	593
Services and Rentals	1,297	842	455

Total	$17,165	$23,202	$(6,037)

Adjusted Net Income

Adjusted Net Income for the nine months ended September 30, 2018 and 2017 is as follows (in thousands):

	2018	2017	Increase/ (Decrease)
Net Income	$17,165	$23,202	$(6,037)
Merger and Acquisition Costs	7,766	266	7,500

Adjusted Net Income	$24,931	$23,468	$1,463

Non-GAAP Adjusted Net Income for the nine months ended September 30, 2018 increased from the same period in the prior year by $1,463,000.

See “Our Use of Non-GAAP Financial Measures” for a discussion of our use of Non-GAAP Adjusted Net Income.

Revenue

Revenue from our regulated customers increased by $8,864,000, or 10.8%, to $91,026,000 for the nine months ended September 30, 2018 when compared to the same period in 2017. Approximately $3,275,000 of the increase in revenues was related to the acquisitions of HVWC and Avon Water on February 27, 2017 and July 1, 2017, respectively. The primary cause in the increase in revenues related to increased rates at Connecticut Water, and higher WISC surcharges in Maine, as well as the increase in rates, effective December 1, 2017, in the Biddeford and Saco division of Maine Water.

Operation and Maintenance Expense

O&M expense increased by $3,825,000, or 11.1%, for the nine months ended September 30, 2018 when compared to the same period of 2017, including the impact of O&M expense incurred after the acquisitions of HVWC and Avon Water on February 27, 2017 and July 1, 2017, respectively, which contributed $2,043,000 of incremental O&M expense during the period. The following table presents the components of O&M expense for the nine months ended September 30, 2018 and 2017, both including and excluding the impact of the HVWC and Avon Water acquisitions (in thousands):

Expense Components	September 30, 2018	September 30, 2017	Increase/ (Decrease)	HVWC and Avon Water O&M Impact	Adjusted Increase/ (Decrease)
Medical	$2,761	$2,103	$658	$22	$636
Payroll	13,462	12,327	1,135	659	476
Maintenance	3,266	2,699	567	246	321
Purchased water	1,484	1,247	237	47	190
Vehicles	1,466	1,266	200	13	187
Customer	1,298	1,148	150	37	113
Utility costs	3,586	3,179	407	299	108
Property and liability insurance	1,391	1,151	240	136	104
Water treatment (including chemicals)	2,162	1,971	191	121	70
Outside services	2,761	2,651	110	90	20
Pension	1,361	1,452	(91)	(2)	(89)
Investor relations	523	629	(106)	—	(106)
Other benefits	787	844	(57)	95	(152)
Post-retirement medical	243	421	(178)	—	(178)
Other	1,605	1,243	362	280	82

Total	$38,156	$34,331	$3,825	$2,043	$1,782

The increase in O&M expenses excluding the incremental expense as a result of the acquisitions of HVWC and Avon Water, was approximately $1,782,000, or approximately 5.2%, in the nine months ended September 30, 2018 when compared to the same period in 2017. The changes in individual items, excluding the impact of HVWC and Avon Water, are described below:

•

Medical costs increased in the nine months ended September 30, 2018 compared to the nine months ended September 30, 2017 primarily due to an increase in costs associated with claims filed by employees and their families and the costs associated with the administration of the Company’s medical plans;

•

Payroll costs increased primarily due to more employee time spent on capital projects in 2017 than in 2018, and therefore less time to O&M expense, and higher wages in the nine months ended September 30, 2018 compared to the nine months ended September 30, 2017;

•

Purchased water increased primarily due to an increase in rates charged when purchasing water from neighboring utilities in the Unionville division of Connecticut Water in nine months ended September 30, 2018 compared to the nine months ended September 30, 2017. Additionally, the Company intentionally used more of its contractually allowed purchased water during the summer months of 2018 rather than ratably throughout the year as was the Company’s practice in years past;

•

Customer costs increased primarily due to increased customer communications as well as an increase in bad debt expense. These increases were partially offset by a decrease in costs associated with a voluntary water conservation program that rewards customers for reducing their consumption by 10%;

•	Utility costs increased in the period primarily due to an increase in electrical costs; and

•	Property and liability insurance costs increased primarily due to an increase in the amount of plant covered under our policies.

The increases described above were partially offset by the following decreases to O&M expense:

•	Investor relations decreased due to lower costs associated with directors fees, due to timing, and a reduction in costs associated with the Company’s transfer agent;

•

Other benefits decreased primarily due to an increase in capitalized benefits, which reduces O&M expense, partially offset by higher costs associated with stock awards granted to certain named executives, primarily due to the resignation of the Company’s the previous Chief Executive Officer in the third quarter of 2017. As a result of the former Chief Executive Officer’s departure, he forfeited previously awarded performance stock awards that had not vested and, in the third quarter of 2017, the Company reversed the expense recognized in previous periods associated with those unvested awards; and

•	Post-retirement medical costs decreased due to a regulatory asset established by the PURA that was fully amortized during 2017.

The Company saw an approximate $1,711,000, or 14.3%, increase in its Depreciation expense from the nine months ended September 30, 2018 compared to the same period in 2017. Of this increase, approximately $593,000 was attributable to the acquisitions of HVWC and Avon Water. The remaining increase was primarily due to higher Utility Plant in Service as of September 30, 2018 compared to September 30, 2017 driven by the completion of a large treatment plant in Connecticut in the second quarter of 2017 and continued spending on WICA and WISC projects in Connecticut and Maine, respectively.

The Company recorded an above-the-line Income Tax benefit of $706,000 for the nine months ended September 30, 2018 compared to $579,000 of an above-the-line benefit in the same period of 2017. The Company’s effective income tax rate for the nine months ended September 30, 2018 and 2017 was (4.0)% and (2.5)%, respectively. The Company’s effective tax rate, excluding discrete items recorded during the nine months ended September 30, 2018 and 2017, was (2.2)% and 9.2%, respectively. In 2018, these discrete items include adjustments related to uncertain tax positions for the repair deduction in Connecticut, purchase accounting adjustments to goodwill, change in estimate of prior year income taxes, an IRS audit adjustment, and adjustments required under the Tax Act. In 2017, these discrete items include adjustments related to uncertain tax positions for the repair deduction in Connecticut. Excluding discrete items, there was a decrease in the effective tax rate year over year for the six month period of approximately 11%. The decrease in the effective tax rate for this period can be attributed to a higher estimated repair deduction and higher performance stock deduction in 2018 than in 2017.

Other (Deductions) Income, Net of Taxes decreased for the nine months ended September 30, 2018 by $6,973,000. The primary driver of this decrease is costs associated with the announced SJW merger of approximately $7,766,000. Additionally, the Company saw a decrease in AFUDC due to the completion of a large treatment plant in the second quarter of 2017. Partially offsetting these decreases in Other (Deductions) Income, the Company saw an increase in net income from the Company’s Service and Rentals and Real Estate segments during the nine months ended September 30, 2018.

Total Interest and Debt Expense increased by $1,834,000 in the nine months ended September 30, 2018 when compared to the same period in 2017. Of this increase, approximately $172,000 was attributable to the acquisitions of HVWC and Avon Water. The remaining increase was primarily due to higher debt balances outstanding and increased borrowing under our lines of credit at September 30, 2018 when compared to September 30, 2017.

Liquidity and Capital Resources

The Company is not aware of demands, events, or uncertainties that will result in a decrease of liquidity or a material change in the mix or relative cost of its capital resources, other than those outlined below.

Borrowing Facilities

As of September 30, 2018, the Company maintained a $15.0 million line of credit agreement with CoBank, that is currently scheduled to expire on July 1, 2020. The Company maintained an additional line of credit of $45.0 million with Citizens Bank, N.A., with an expiration date of April 25, 2021. Additionally, Avon Water maintains a $3.0 million line of credit with Northwest Community Bank, which expired on September 30, 2018. As of September 30, 2018, the total lines of credit available to the Company were $60.0 million. As of September 30, 2018 and December 31, 2017, the Company had $58.5 million and $19.3 million, respectively, of Interim Bank Loans Payable. As of September 30, 2018, the Company had $1.5 million in unused lines of credit. Interest expense charged on lines of credit will fluctuate based on market interest rates.

On January 10, 2017, Maine Water executed and delivered to CoBank a new Promissory Note and Single Advance Term Loan Supplement, dated January 10, 2017 (the “Third Promissory Note”). On the terms and subject to the conditions set forth in the Third Promissory Note issued pursuant to the Company’s Master Loan Agreement, CoBank agreed to make an unsecured loan (the “Loan”) to Maine Water in the principal amount of $5,000,000 at 4.18%, due December 30, 2026. The proceeds of the Loan will be used to finance new capital expenditures and refinance existing debt owed to the Company, incurred in connection with general water system improvements.

On August 28, 2017, the Company executed and delivered to CoBank a new Promissory Note and Supplement (2017 Single Advance Term Loan) (the “2017 Promissory Note”). On the terms and subject to the conditions set forth in the 2017 Promissory Note issued pursuant to the Company’s Master Loan Agreement, CoBank agreed to make a term loan (the “Loan”) to the Company in the principal amount of $15,000,000. Under the 2017 Promissory Note, the Company will pay interest on the Loan at a fixed rate of 4.15% per year through August 20, 2037, the maturity date of the Loan.

On September 28, 2017, Connecticut Water completed the issuance of $35,000,000 aggregate principal amount of its 3.53% unsecured Senior Notes due September 25, 2037 (the “Senior Notes”). The Senior Notes were issued pursuant to the Note Purchase Agreement dated as of September 28, 2017 (the “Purchase Agreement”) between and among Connecticut Water, NYL Investors, LLC (“NY Life”), as agent, and the Purchasers listed in the Purchaser Schedule attached to the Purchase Agreement, in a private placement financing exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended. The proceeds of the sale of the Senior Notes will be used by Connecticut Water to repay loans from the Company the proceeds of which were used for capital expenditure projects by Connecticut Water. The Senior Notes bear interest at the rate of 3.53% per annum, payable semi-annually on March 27 and September 27 of each year commencing on March 27, 2018. The principal amount of the Senior Notes, if not previously paid, shall be due on September 25, 2037. The Senior Notes are callable in whole or in part, subject to a make-whole amount.

During the first nine months of 2018, the Company paid approximately $1,208,000 related to Connecticut Water Service’s 2017 CoBank issuance as well as the Company’s Term Note Payable issued as part of the 2012 acquisition of Maine Water, approximately $3,037,000 in sinking funds related to Maine Water’s outstanding bonds, approximately $123,000 in sinking funds related to HVWC’ s bank loan and $126,000 related to Avon Water’s mortgage note payable.

Credit Rating

In January 2018, Standard & Poor’s Rating Services (“S&P”) affirmed its ‘A’ corporate credit rating on the Company. Additionally, S&P revised the Company’s ratings outlook to negative due to their view that the recently revised corporate tax code could potentially strain cash flows if our regulators determine a reduction in revenue requirements is appropriate and a potential weakening of consolidated financial measures due to our growth strategy and high capital spending requirements.

Stock Plans

The Company offers a dividend reinvestment and stock purchase plan (“DRIP”) for all registered shareholders and for the customers and employees of our regulated water companies, whereby participants can opt to have cash dividends directly reinvested into additional shares of the Company. In August 2011, the Board of Directors approved amendments to the DRIP (effective as of January 1, 2012) that permit the Company to add, at the Company’s discretion, an “up to 5.00% purchase price discount” feature to the DRIP which is intended to encourage greater shareholder, customer and employee participation in the DRIP. In August 2014, the Board of Directors approved further amendments to the DRIP to reflect the Company’s appointment of a new common stock transfer agent. On August 11, 2017, the Board of Directors approved a Third Amended and Restated DRIP which expanded the class of participants to include any persons other than registered shareholders, customers and employees described above, upon an initial minimum purchase of $500. The DRIP was also amended to add 129,000 additional shares to the DRIP’s share reserve and to revise certain monthly and quarterly share purchase requirements. During the nine months ended September 30, 2018 and 2017, plan participants invested $1,088,000 and $1,044,000, respectively, in additional shares as part of the DRIP.

2018 Construction Budget

The Board of Directors approved a $66.2 million construction budget for 2018, net of amounts to be financed by customer advances and contributions in aid of construction. The Company will fund the capital budget through a combination of its internally generated funds, borrowing under its available lines of credit and potential new debt issuances by both Connecticut Water and Maine Water in 2018.

As the Company looks forward to the remainder of 2018 and 2019, it anticipates continued reinvestment to replace aging infrastructure and to seek recovery of these costs through periodic WICA and WISC applications. The total cost of that investment may exceed the amount of internally generated funds. The Company expects to rely upon its internally generated funds and short-term borrowing facilities and proceeds from a potential debt issuance during the remainder of 2018.

Commitments and Contingencies

The Company adopted the Internal Revenue Service (“IRS”) temporary tangible property regulations on the Company’s 2012 Federal tax return. Since that time, the Company has been recording a provision for any possible disallowance of a portion of the repair deduction if the Company’s Federal tax return were to be reviewed by the IRS. While the Company believes that the deductions taken on its tax returns are appropriate, the methodology for determining the deduction has not been agreed to by the taxing authorities. During the Company’s review of the position through the quarter ended March 31, 2017, new information caused management to reassess the previously recorded provision. This reassessment resulted in the reversal of a portion of the provision related to the Maine subsidiary, in the amount of $1,164,000 in the first quarter of 2017. During the Company’s review of the position through the quarter ended June 30, 2017, the impact of the new information on the Connecticut subsidiary caused management to reassess the previously recorded provision. The reassessment resulted in the reversal of a portion of the provision in the amount of $2,445,000. During the quarter ended September 30, 2017, the portion of the provision related to the tax year ended December 31, 2013, in the amount of $810,000, was reversed due to statute expiration. Through September 30, 2017, the Company has recorded, as required by FASB ASC 740, a provision of $1,805,000 for a portion of the benefit that is not being returned to customers resulting from any possible tax authority challenge. During the quarter ended September 30, 2018, the portion of the provision related to the tax year ended December 31, 2014, in the amount of $1,300,000, was reversed due to statute expiration. For the nine months ended September 30, 2018, the Company recorded a provision of $910,000 for a portion of the benefit that is not being returned to customers resulting from any possible tax authority challenge. The Company had previously recorded a provision of $4.6 million in prior years for a cumulative total of $4.2 million.

The Company is currently engaged in an analysis to determine the amount of expenditures related to tangible property that will be reflected on its 2018 Federal Tax Return to be filed in September 2019. As a result, through the third quarter of 2018, the Company has estimated the portion of its infrastructure investment that will qualify as a repair deduction for 2018 and has reflected that deduction in its effective tax rate, net of any reserves. Consistent with other differences between book and tax expenditures, the Company is required to use the flow-through method to account for any timing differences not required by the IRS to be normalized.